Exhibit 11

                                    GLENAYRE TECHNOLOGIES, INC.

                             COMPUTATION OF EARNINGS PER COMMON SHARE

                               In Thousands Except Per Share Amounts

                                            (Unaudited)

                                 Nine Months           Three Months
                              Ended September 30,   Ended September 30,

                              1995       1994       1995      1994

Income from continuing
   operations               $53,066    $23,451    $21,061   $ 8,385
Income from discontinued
 operations                   --            388          --       --
Net Income                  $53,066    $23,839    $21,061    $ 8,385
Primary Earnings Per Share:
Weighted average shares
 outstanding during the
 period                      38,499     36,488      39,346    36,824
Common stock equivalents      2,890      2,478       3,011     2,302
                             41,389     38,966      42,357    39,126
Continuing operations       $  1.28     $  .60     $   .50   $   .21
Discontinued operations          --        .01          --        --
Net income per share        $  1.28     $  .61     $   .50   $   .21
Fully Diluted Earnings Per Share:
Weighted average shares
outstanding during
the period                   38,499      36,488     39,346    36,824
Common stock equivalents      3,277       2,557      3,126     2,358
                             41,776      39,045     42,472    39,182
Continuing operations       $  1.27       $ .60    $   .50   $   .21
Discontinued operations         --          .01         --        --
Net income per share        $  1.27      $  .61    $   .50   $   .21